Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF ARIS WATER SOLUTIONS, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Aris Water Solutions, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IX thereof in its entirety and inserting the following in lieu thereof:

“SECTION 9.1.          Limitation of Director and Officer Liability.  No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists.  In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer.  Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

2.           The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, including approval by the required number of shares as required by statute and the Amended and Restated Certificate of Incorporation at a meeting held on June 7, 2023.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 8th day of June, 2023.
ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda M. Brock
	Name:	Amanda M. Brock
	Title:	President and Chief Executive Officer